EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
AMERICAN EXPRESS COMPANY
____________________
Under Section 805 of the
Business Corporation Law
____________________

AMERICAN EXPRESS COMPANY
American Express Tower
200 Vesey Street
New York, NY 10285

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
AMERICAN EXPRESS COMPANY
(UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)
The undersigned, being the Corporate Secretary of AMERICAN EXPRESS COMPANY, a New York corporation (the “Corporation”), hereby certifies that:
1.The name of the Corporation is AMERICAN EXPRESS COMPANY.
2.The Certificate of Incorporation of the Corporation was filed by the Department of State on June 10, 1965.
3.The Certificate of Incorporation, as heretofore amended, is hereby further amended pursuant to Sections 805 and 502 of the Business Corporation Law to (i) eliminate the series of the Corporation’s preferred shares, par value $1.66 2/3 per share, designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Shares”), no shares of which are outstanding and no shares of which series will be issued subject to the Certificate of Incorporation, (ii) eliminate the series of the Corporation’s preferred shares, par value $1.66 2/3 per share, designated as “5.200% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series B” (the “Series B Preferred Shares”), no shares of which are outstanding and no shares of which series will be issued subject to the Certificate of Incorporation and (iii) eliminate the series of the Corporation’s preferred shares, par value $1.66 2/3 per share, designated as “4.900% Fixed Rate / Floating Rate Noncumulative Preferred Shares, Series C” (the “Series C Preferred Shares”), no shares of which are outstanding and no shares of which series will be issued subject to the Certificate of Incorporation. This Certificate of Amendment constitutes series eliminations. It does not change the number of authorized preferred shares under Section 4 of the Certificate of Incorporation.
4.When this Certificate of Amendment becomes accepted for filing, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth therein with respect to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares. In furtherance thereof, Section 9, Section 10 and Section 11 of the Certificate of Incorporation, relating to the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, respectively, are hereby stricken out in their entirety. Section 12 of the Certificate of Incorporation is hereby renumbered as Section 9 and any references to such section are updated accordingly.

5.Following the elimination of the 3,388,890 shares of Series A Preferred Shares, 750 shares of Series B Preferred Shares and 850 shares of Series C Preferred Shares, the aggregate number of preferred shares which the Board of Directors of the Corporation shall continue to be authorized to issue shall be 20,000,000 preferred shares, par value $1.66 2/3 per share, under Section 4 of the Certificate of Incorporation.
6.The Board of Directors of the Corporation authorized the amendment of the Certificate of Incorporation under the authority vested in said Board under the provisions of the Certificate of Incorporation and of Section 502 of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment of the Certificate of Incorporation of American Express Company on the 20th day of April, 2022.

/s/ Kristina V. Fink
Name: Kristina V. Fink
Title: Corporate Secretary